Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zealand Pharma A/S - 2022 Restricted Stock Unit Plan for Board of Directors and 2022 Restricted Stock Unit Plan for Employees in the United States, of our reports dated March 24, 2022, with respect to the consolidated financial statements of Zealand Pharma A/S and the effectiveness of internal control over financial reporting of Zealand Pharma A/S included in its Annual Report (Form 20-F and Form 20-F/A) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab
Copenhagen, Denmark
May 25, 2022